Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Record Fourth Quarter and Full Year 2023 Financial Results

•

Fourth Quarter 2023 Revenues of $924.7 Million, Up 19% Compared to $774.4 Million in Prior Year Quarter; Excluding Estimated Positive Impact of FX, Fourth Quarter 2023 Revenues Up 18% Compared to Prior Year Quarter

•	Fourth Quarter 2023 EPS of $2.28, Up 71% Compared to $1.33 in Prior Year Quarter; Fourth Quarter 2023 Adjusted EPS of $2.28, Up 50% Compared to $1.52 in Prior Year Quarter

•	Full Year 2023 Revenues of $3.489 Billion, Up 15% Compared to $3.029 Billion in Prior Year

•	Full Year 2023 EPS of $7.71, Up 17% Compared to $6.58 in Prior Year; Full Year 2023 Adjusted EPS of $7.71, Up 14% Compared to $6.77 in Prior Year

•	Introduces 2024 Guidance

Washington, D.C., February 22, 2024 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the full year and fourth quarter ended December 31, 2023.

For the full year 2023, revenues of $3.489 billion increased $460.3 million, or 15.2%, compared to revenues of $3.029 billion in the prior year. The increase in revenues was due to higher demand across all business segments. Net income of $274.9 million compared to $235.5 million in the prior year. The increase in net income was primarily due to higher revenues, which was partially offset by higher compensation, a 17.2% increase in selling, general and administrative (“SG&A”) expenses and higher income taxes compared to the prior year. Adjusted EBITDA of $424.8 million, or 12.2% of revenues, compared to $357.6 million, or 11.8% of revenues, in the prior year.

Full year 2023 earnings per diluted share (“EPS”) of $7.71 compared to $6.58 in the prior year. Full year 2022 EPS included an $8.3 million special charge related to severance and other employee-related costs, which reduced EPS by $0.19. Full year 2023 Adjusted EPS of $7.71 compared to Adjusted EPS of $6.77 in the prior year.

Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, commented, “In 2023, we continued our sustained, multi-year growth trajectory and once again delivered record revenues and earnings. These results reflect our continued ability to win in the two markets that matter most: the market for making a difference for clients and the market for great talent. That progress leaves me ever more confident about the future of our firm.”

Cash Position and Capital Allocation

Net cash provided by operating activities of $224.5 million for the year ended December 31, 2023 compared to $188.8 million for the year ended December 31, 2022. The year-over-year increase in net cash provided by operating activities was primarily due to higher cash collections resulting from increased revenues. The increase was partially offset by higher compensation expenses, primarily related to headcount growth, an increase in other operating expenses and higher use of working capital required for growth.

Cash and cash equivalents and short-term investments of $328.7 million at December 31, 2023 compared to $491.7 million at December 31, 2022 and $225.6 million at September 30, 2023. Total debt, net of cash and short-term investments, of ($328.7) million at December 31, 2023 compared to ($175.5) million at December 31, 2022 and $59.4 million at September 30, 2023. The sequential decrease in total debt, net of cash and short-term investments, was primarily due to an increase in cash provided by operating activities.

There were no share repurchases during the quarter ended December 31, 2023. In full year 2023, the Company repurchased 112,139 shares of its common stock at an average price per share of $158.70 for a total cost of $17.8 million. As of December 31, 2023, approximately $460.7 million remained available for common stock repurchases under the Company’s stock repurchase program.

Fourth Quarter 2023 Results

Fourth quarter 2023 revenues of $924.7 million increased $150.3 million, or 19.4%, compared to revenues of $774.4 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $139.0 million, or 18.0%, compared to the prior year quarter. The increase in revenues was due to higher demand across all business segments. Net income of $81.6 million compared to $47.5 million in the prior year quarter. The increase in net income was primarily due to higher revenues, which was partially offset by higher compensation and SG&A expenses compared to the prior year quarter. Adjusted EBITDA of $127.4 million, or 13.8% of revenues, compared to $92.0 million, or 11.9% of revenues, in the prior year quarter.

Fourth quarter 2023 EPS of $2.28 compared to $1.33 in the prior year quarter. Fourth quarter 2022 EPS included the aforementioned $8.3 million special charge, which decreased EPS by $0.19. Fourth quarter 2023 Adjusted EPS of $2.28 compared to Adjusted EPS of $1.52 in the prior year quarter.

Fourth Quarter 2023 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $60.2 million, or 19.7%, to $365.6 million in the quarter compared to $305.3 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $57.2 million, or 18.7%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for business transformation & strategy and restructuring services. Adjusted Segment EBITDA of $65.4 million, or 17.9% of segment revenues, compared to $49.1 million, or 16.1% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by higher compensation, which includes the impact of a 5.5% increase in billable headcount and higher contractor costs, as well as an increase in SG&A expenses compared to the prior year quarter.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $17.6 million, or 11.9%, to $165.5 million in the quarter compared to $147.9 million in the prior year quarter. The increase in revenues was primarily due to higher demand for investigations and construction solutions services. Adjusted Segment EBITDA of $19.2 million, or 11.6% of segment revenues, compared to $17.1 million, or 11.6% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation and higher SG&A expenses compared to the prior year quarter.

Economic Consulting

Revenues in the Economic Consulting segment increased $34.1 million, or 19.8%, to $206.1 million in the quarter compared to $172.0 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $30.3 million, or 17.6%, compared to the prior year quarter. The increase in revenues was primarily due to an increase in financial economics, non-merger and acquisition (“M&A”)-related antitrust and international arbitration revenues, which was partially offset by a decline in M&A-related antitrust revenues. Adjusted Segment EBITDA of $38.3 million, or 18.6% of segment revenues, compared to $27.3 million, or 15.9% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of an 8.1% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Technology

Revenues in the Technology segment increased $24.1 million, or 31.4%, to $100.9 million in the quarter compared to $76.8 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $23.1 million, or 30.1%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for M&A-related “second request” and litigation services. Adjusted Segment EBITDA of $12.4 million, or 12.3% of segment revenues, compared to $11.8 million, or 15.3% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was largely offset by higher as-needed consultant costs, an increase in compensation, which includes the impact of a 12.9% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Strategic Communications

Revenues in the Strategic Communications segment increased $14.2 million, or 19.6%, to $86.6 million in the quarter compared to $72.4 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $12.2 million, or 16.9%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for corporate reputation and public affairs services. Adjusted Segment EBITDA of $15.6 million, or 18.0% of segment revenues, compared to $10.5 million, or 14.5% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation and higher SG&A expenses compared to the prior year quarter.

2024 Guidance

The Company estimates that revenues for full year 2024 will range between $3.650 billion and $3.790 billion. The Company estimates that EPS for full year 2024 will range between $7.75 and $8.50. The Company does not currently expect Adjusted EPS to differ from EPS.

Fourth Quarter and Full Year 2023 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss fourth quarter and full year 2023 financial results at 9:00 a.m. Eastern Time on Thursday, February 22, 2024. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 7,900 employees located in 31 countries and territories, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $3.5 billion in revenues during fiscal year 2023. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

We have included the definitions of Segment Operating Income and Adjusted Segment EBITDA, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Operating Income as a segment’s share of consolidated operating income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, non-cash interest expense on convertible notes and the gain or loss on sale of a business. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income and Condensed Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, initiatives, projections, prospects, policies, processes and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, new or changes to laws and regulations, including U.S. and foreign tax laws, environmental, social and governance (“ESG”)-related issues, climate change-related matters, scientific and technological developments, including relating to new and emerging technologies, such as Artificial Intelligence and machine learning, and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “commits,” “aspires,” “forecasts,” “future,” “goal,” “seeks” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s plans, expectations, intentions, aspirations, beliefs, goals, estimates, forecasts and projections will result or be achieved. Our actual financial results, performance or achievements and outcomes could differ materially from those expressed in, or implied by, any forward-looking statements. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of public health crises and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 22, 2024 and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,	December 31,
	2023	2022

Assets
Current assets
Cash and cash equivalents	$303,222	$491,688
Accounts receivable, net	1,102,142	896,153
Current portion of notes receivable	30,997	27,292
Prepaid expenses and other current assets	119,092	95,469

Total current assets	1,555,453	1,510,602
Property and equipment, net	159,662	153,466
Operating lease assets	208,910	203,764
Goodwill	1,234,569	1,227,593
Intangible assets, net	18,285	25,514
Notes receivable, net	75,431	55,978
Other assets	73,568	64,490

Total assets	$3,325,878	$3,241,407

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$223,758	$173,953
Accrued compensation	601,074	541,892
Billings in excess of services provided	67,937	53,646

Total current liabilities	892,769	769,491
Long-term debt, net	—	315,172
Noncurrent operating lease liabilities	223,774	221,604
Deferred income taxes	140,976	162,374
Other liabilities	86,939	91,045

Total liabilities	1,344,458	1,559,686

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 35,521 (2023) and 34,026 (2022)	355	340
Additional paid-in capital	16,760	—
Retained earnings	2,114,765	1,858,103
Accumulated other comprehensive loss	(150,460)	(176,722)

Total stockholders’ equity	1,981,420	1,681,721

Total liabilities and stockholders’ equity	$3,325,878	$3,241,407

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended December 31,
	2023	2022

	(Unaudited)
Revenues	$924,684	$774,431

Operating expenses
Direct cost of revenues	613,809	526,139
Selling, general and administrative expenses	194,634	164,973
Special charges	—	8,340
Amortization of intangible assets	1,220	2,323

	809,663	701,775

Operating income	115,021	72,656

Other income (expense)
Interest income and other	(8,088)	(6,500)
Interest expense	(3,896)	(2,579)

	(11,984)	(9,079)

Income before income tax provision	103,037	63,577
Income tax provision	21,404	16,079

Net income	$81,633	$47,498

Earnings per common share—basic	$2.34	$1.42

Weighted average common shares outstanding—basic	34,889	33,552

Earnings per common share—diluted	$2.28	$1.33

Weighted average common shares outstanding—diluted	35,778	35,658

Other comprehensive income, net of tax
Foreign currency translation adjustments, net of tax expense of $— and $—	$28,244	$47,463

Total other comprehensive income, net of tax	28,244	47,463

Comprehensive income	$109,877	$94,961

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Year Ended December 31,
	2023	2022

Revenues	$3,489,242	$3,028,908

Operating expenses
Direct cost of revenues	2,354,216	2,065,977
Selling, general and administrative expenses	751,306	641,070
Special charges	—	8,340
Amortization of intangible assets	6,159	9,643

	3,111,681	2,725,030

Operating income	377,561	303,878

Other income (expense)
Interest income and other	(4,867)	3,918
Interest expense	(14,331)	(10,047)

	(19,198)	(6,129)

Income before income tax provision	358,363	297,749
Income tax provision	83,471	62,235

Net income	$274,892	$235,514

Earnings per common share—basic	$8.10	$6.99

Weighted average common shares outstanding—basic	33,924	33,693

Earnings per common share—diluted	$7.71	$6.58

Weighted average common shares outstanding—diluted	35,646	35,783

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $— and $—	$26,262	$(47,882)

Total other comprehensive income (loss), net of tax	26,262	(47,882)

Comprehensive income	$301,154	$187,632

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

	(Unaudited)
Net income	$81,633	$47,498	$274,892	$235,514
Add back:
Special charges	—	8,340	—	8,340
Tax impact of special charges	—	(1,584)	—	(1,584)

Adjusted Net Income	$81,633	$54,254	$274,892	$242,270

Earnings per common share — diluted	$2.28	$1.33	$7.71	$6.58
Add back:
Special charges	—	0.23	—	0.23
Tax impact of special charges	—	(0.04)	—	(0.04)

Adjusted earnings per common share — diluted	$2.28	$1.52	$7.71	$6.77

Weighted average number of common shares outstanding — diluted	35,778	35,658	35,646	35,783

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended December 31, 2023 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$81,633
Interest income and other							8,088
Interest expense							3,896
Income tax provision							21,404

Operating income	$61,779	$17,415	$36,801	$8,393	$14,703	$(24,070)	$115,021
Depreciation and amortization	2,597	1,680	1,534	3,992	875	475	11,153
Amortization of intangible assets	1,010	152	—	—	58	—	1,220

Adjusted EBITDA	$65,386	$19,247	$38,335	$12,385	$15,636	$(23,595)	$127,394

Year Ended December 31, 2023	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$274,892
Interest income and other							4,867
Interest expense							14,331
Income tax provision							83,471

Operating income	$216,504	$81,296	$109,818	$48,196	$47,167	$(125,420)	$377,561
Depreciation and amortization	9,254	6,030	5,989	14,515	3,445	1,846	41,079
Amortization of intangible assets	5,079	783	—	—	297	—	6,159

Adjusted EBITDA	$230,837	$88,109	$115,807	$62,711	$50,909	$(123,574)	$424,799

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended December 31, 2022 (Unaudited)	Corporate Finance & Restructuring (1)	Forensic and Litigation Consulting (1)	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$47,498
Interest income and other							6,500
Interest expense							2,579
Income tax provision							16,079

Operating income	$43,008	$11,047	$26,122	$8,425	$9,360	$(25,306)	$72,656
Depreciation and amortization	1,734	1,206	1,183	3,226	618	688	8,655
Amortization of intangible assets	1,940	242	—	—	141	—	2,323
Special charges	2,444	4,614	31	106	369	776	8,340

Adjusted EBITDA	$49,126	$17,109	$27,336	$11,757	$10,488	$(23,842)	$91,974

Year Ended December 31, 2022	Corporate Finance & Restructuring (1)	Forensic and Litigation Consulting (1)	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$235,514
Interest income and other							(3,918)
Interest expense							10,047
Income tax provision							62,235

Operating income	$197,424	$52,693	$98,178	$33,431	$46,982	$(124,830)	$303,878
Depreciation and amortization	6,965	5,289	4,881	13,161	2,580	2,821	35,697
Amortization of intangible assets	7,976	977	—	—	689	1	9,643
Special charges	2,444	4,614	31	106	369	776	8,340

Adjusted EBITDA	$214,809	$63,573	$103,090	$46,698	$50,620	$(121,232)	$357,558

(1)

Effective July 1, 2023, prior period segment information for the Corporate Finance & Restructuring and Forensic and Litigation Consulting segments has been recast in this press release to include the reclassification of the portion of the Company’s health solutions practice in the Forensic and Litigation Consulting segment to the Company’s business transformation practice within the Corporate Finance & Restructuring segment.

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount

	(in thousands)					(at period end)
Three Months Ended December 31, 2023 (Unaudited)
Corporate Finance & Restructuring	$365,554	$65,386	17.9%	61%	$503	2,215
Forensic and Litigation Consulting	165,469	19,247	11.6%	56%	$391	1,447
Economic Consulting	206,091	38,335	18.6%	65%	$586	1,089
Technology (1)	100,933	12,385	12.3%	N/M	N/M	628
Strategic Communications (1)	86,637	15,636	18.0%	N/M	N/M	971

	$924,684	$150,989	16.3%			6,350

Unallocated Corporate		(23,595)

Adjusted EBITDA		$127,394	13.8%

Year Ended December 31, 2023
Corporate Finance & Restructuring	$1,346,678	$230,837	17.1%	60%	$494	2,215
Forensic and Litigation Consulting	654,105	88,109	13.5%	57%	$386	1,447
Economic Consulting	771,374	115,807	15.0%	67%	$547	1,089
Technology (1)	387,855	62,711	16.2%	N/M	N/M	628
Strategic Communications (1)	329,230	50,909	15.5%	N/M	N/M	971

	$3,489,242	$548,373	15.7%			6,350

Unallocated Corporate		(123,574)

Adjusted EBITDA		$424,799	12.2%

Three Months Ended December 31, 2022 (Unaudited)
Corporate Finance & Restructuring (2)	$305,314	$49,126	16.1%	56%	$478	2,100
Forensic and Litigation Consulting (2)	147,879	17,109	11.6%	53%	$370	1,430
Economic Consulting	172,007	27,336	15.9%	63%	$522	1,007
Technology (1)	76,802	11,757	15.3%	N/M	N/M	556
Strategic Communications (1)	72,429	10,488	14.5%	N/M	N/M	970

	$774,431	$115,816	15.0%			6,063

Unallocated Corporate		(23,842)

Adjusted EBITDA		$91,974	11.9%

Year Ended December 31, 2022
Corporate Finance & Restructuring (2)	$1,147,118	$214,809	18.7%	60%	$456	2,100
Forensic and Litigation Consulting (2)	579,933	63,573	11.0%	54%	$359	1,430
Economic Consulting	695,208	103,090	14.8%	68%	$508	1,007
Technology (1)	319,983	46,698	14.6%	N/M	N/M	556
Strategic Communications (1)	286,666	50,620	17.7%	N/M	N/M	970

	$3,028,908	$478,790	15.8%			6,063

Unallocated Corporate		(121,232)

Adjusted EBITDA		$357,558	11.8%

N/M	Not meaningful
(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

(2)

Effective July 1, 2023, prior period segment information for the Corporate Finance & Restructuring and Forensic and Litigation Consulting segments has been recast in this press release to include the reclassification of the portion of the Company’s health solutions practice in the Forensic and Litigation Consulting segment to the Company’s business transformation practice within the Corporate Finance & Restructuring segment.

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2023	2022

Operating activities
Net income	$274,892	$235,514
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,079	35,898
Amortization of intangible assets	6,159	9,643
Acquisition-related contingent consideration	3,818	2,172
Provision for expected credit losses	35,149	19,684
Share-based compensation	29,534	25,414
Amortization of debt issuance costs and other	1,925	2,224
Deferred income taxes	(25,453)	(10,456)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(229,296)	(182,667)
Notes receivable	(22,919)	(403)
Prepaid expenses and other assets	7,606	459
Accounts payable, accrued expenses and other	8,687	8,430
Income taxes	29,335	(4,322)
Accrued compensation	50,186	37,931
Billings in excess of services provided	13,759	9,273

Net cash provided by operating activities	224,461	188,794

Investing activities
Payments for acquisition of businesses, net of cash received	—	(6,742)
Purchases of property and equipment and other	(49,479)	(53,319)
Purchase of short-term investment	(24,356)	—

Net cash used in investing activities	(73,835)	(60,061)

Financing activities
Borrowings under revolving line of credit	835,000	165,000
Repayments under revolving line of credit	(835,000)	(165,000)
Payments of debt issuance costs	—	(3,993)
Repayment of convertible notes	(315,763)	—
Purchase and retirement of common stock	(20,982)	(85,424)
Share-based compensation tax withholdings and other	(15,078)	(15,330)
Payments for business acquisition liabilities	(3,651)	(4,848)
Deposits and other	811	3,583

Net cash used in financing activities	(354,663)	(106,012)

Effect of exchange rate changes on cash and cash equivalents	15,571	(25,518)

Net decrease in cash and cash equivalents	(188,466)	(2,797)
Cash and cash equivalents, beginning of period	491,688	494,485

Cash and cash equivalents, end of period	$303,222	$491,688